EXHIBIT 10.1

SUMMARY OF FISCAL 2013 ANNUAL INCENTIVE AND PROFIT SHARING PLANS

Fiscal 2013 Annual Incentive Plan

Under the Fiscal 2013 Annual Incentive Plan (the “Annual Incentive Plan”), the Company’s director-level team members, officers and named executive officers can earn (i) annual incentive cash compensation based upon performance against pre-established Company financial targets and (ii) restricted shares of the Company’s common stock based upon achievement of two personal goals that are aligned with the Company’s strategic objectives. The financial targets include progressive threshold, goal, full and maximum level incentive objectives for the director-level team members, officers and named executive officers. The amount of the award of any cash incentives under the Annual Incentive Plan for fiscal 2013 performance will be based on the Company’s achievement of specified results with respect to corporate operating income and revenue targets for fiscal 2013. However, no annual incentive cash compensation payouts will be made under the Annual Incentive Plan unless the Company’s income from continuing operations exceeds a specified minimum trigger point.

If the threshold, goal, full or maximum financial performance objectives are met and the Company’s income from continuing operations trigger point is exceeded, participants will receive a cash incentive payment under the Annual Incentive Plan, with the specific amount that such participant receives dependent on company financial performance, a payout factor, their base salary and their predetermined participation level stated as a percentage of base salary.

The amount that could be received by our President and Chief Executive Officer under the Annual Incentive Plan ranges from 0% (assuming the threshold objectives were not met) and 60% (assuming the maximum objectives were met) of base salary, with a threshold cash incentive amount of 26.25% of base salary. For each of the other named executive officers, the amount such officers could receive under the Annual Incentive Plan ranges from 0% to 48% of base salary, with a threshold cash incentive amount of 21% of base salary.

The financial targets and weightings relevant to the cash incentive determination for fiscal 2013 for each of the named executive officers will be as follows:

Financial Target	Threshold	Goal	Full	Maximum
Company Revenue	40%	45%	55%	66%
Company Operating Income	35%	40%	45%	54%

The personal goals include three discrete incentive objectives which if satisfied would entitle (i) director-level team members to receive 100, 250 or 750 restricted shares and (ii) officers and named executive officers to receive 200, 500 or 1,500 restricted shares, respectively, from the Company which would vest on the one year anniversary of their grant date.

After completion of fiscal 2013, the Management Development, Compensation and Stock Option Committee (the “Committee”) will determine the extent to which the specified goals relating to the financial targets and personal goals have been achieved and will determine the actual cash amounts to be paid and the number of restricted shares to be granted.

The Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the Annual Incentive Plan, to revise, eliminate or otherwise modify any performance targets, to modify any participant’s target cash incentive, or otherwise to increase, decrease or eliminate any incentive payouts to any participant under the Annual Incentive Plan, regardless of the level of performance targets that have been achieved, including to provide for no cash incentive payout to a participant even though one or more performance targets have been achieved.

Participating team members under the Annual Incentive Plan must be employed on or before December 31, 2012 in order to be eligible. Those hired between July 1, 2012 and December 31, 2012 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal 2014.

Fiscal 2013 Profit Sharing Plan

Under the Fiscal 2013 Profit Sharing Plan (the “Profit Sharing Plan”), most of the Company’s team members below the director level can earn a profit sharing cash payment based upon pre-established financial targets. The financial targets include threshold, goal, full and maximum level bonus objectives for team members. The amount of the award of any cash payments under the Profit Sharing Plan for fiscal 2013 performance will be based on the Company’s achievement of specified results with respect to corporate operating income targets for fiscal 2013. However, no profit sharing payouts will be made under the Profit Sharing Plan unless the Company’s income from continuing operations exceeds a minimum trigger point.

Team member participation levels are stated as a percentage of base salary. There is a cap on the amount of the profit sharing cash payment that could be earned. The profit sharing pool will be distributed pro rata according to each team member’s predetermined participation level.

After completion of fiscal 2013, the Committee will determine the extent to which the specified goals relating to the financial targets have been achieved and will determine the actual amounts to be paid.

The Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the Profit Sharing Plan, to revise, eliminate or otherwise modify any financial performance targets, to modify any participant’s target cash payment, or otherwise to increase, decrease or eliminate any profit sharing payouts to any participant under the Profit Sharing Plan, regardless of the level of financial performance targets that have been achieved, including to provide for no profit sharing payout to a participant even though one or more financial performance targets have been achieved.

Participating team members under the Profit Sharing Plan must be employed on or before December 31, 2012 in order to be eligible. Those hired between July 1, 2012 and December 31, 2012 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal 2014.